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                                                                     EXHIBIT 11


                              AIRWAYS CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                      (In thousands except per share data)
                                  (Unaudited)

                                                                              FOR THE QUARTERS ENDED
                                                                                  SEPTEMBER 30,
                                                                     ------------------------------------
                                                                          1997                    1996
                                                                     ------------------------------------
PRIMARY COMPUTATION:
Net loss                                                             $  (5,397)              $    (4,123)
Weighted average number of common shares
  outstanding                                                            9,073                     9,004
                                                                     -----------------------------------
Net loss per common share                                            $    (.59)              $      (.46)
                                                                     ===================================

FULLY DILUTED COMPUTATION:
Net loss                                                             $  (5,397)              $    (4,123)
Weighted average number of common shares
  outstanding                                                            9,073                     9,004
                                                                     ===================================
Net loss per common share
                                                                     $    (.59)              $      (.46)
                                                                     ===================================